Exhibit 99.1

FOR IMMEDIATE RELEASE

O-I REPORTS THIRD QUARTER 2012 RESULTS

Strong free cash flow generation drives deleveraging and share repurchases;

European asset optimization continues

PERRYSBURG, Ohio (October 24, 2012) — Owens-Illinois, Inc. (NYSE: OI) today reported financial results for the third quarter ending September 30, 2012.

Highlights

•      Earnings: O-I reported third quarter 2012 earnings from continuing operations attributable to the Company of $0.55 per share (diluted), compared to $0.72 per share (diluted) in the same period last year. Adjusted net earnings (non-GAAP) were $0.69 per share, compared to $0.84 per share in the third quarter of 2011.

•      Operating profit mixed in regions: As expected, lower demand in Europe — and the Company’s corresponding actions to balance production — led to lower operating profit in the third quarter, yet improved working capital. These results were partially offset by higher operating profit in all of the Company’s other regions.

•      Price and product mix up: Year-over-year price and product mix were up more than four percent, which allowed for continued recovery of some of the margin erosion experienced in the prior year.

•      Free cash flow outlook remains solid: The Company remains confident that it will generate at least $250 million of free cash flow in 2012. In the third quarter, the Company generated $171 million of free cash flow, repaid $189 million of gross debt and repurchased $14 million of the Company’s outstanding shares.

•      European asset optimization: To improve asset efficiency and capabilities, the Company continues to better align its European footprint with market and customer needs.

Net earnings from continuing operations attributable to the Company in the third quarter of 2012 were $92 million, or $0.55 per share (diluted), compared with $119 million, or $0.72 per share (diluted), in the same period of the prior year. Exclusive of the items not representative of ongoing operations listed in Note 1, third quarter 2012 adjusted net earnings (non-GAAP) were $115 million, or $0.69 per share (diluted), compared with $139 million, or $0.84 per share (diluted), in the same period of the prior year.

Commenting on the Company’s third quarter results, Chairman and Chief Executive Officer Al Stroucken said, “On balance, our operations performed well this quarter, boosted by higher demand in the Americas and cost reductions across the company. As planned, our actions to balance European production with lower demand resulted in a decline in operating profit. More importantly, our focused efforts generated more cash this quarter, enabling further deleveraging and share repurchases.”

Operational Highlights

Third quarter net sales were $1.747 billion in 2012, down from $1.862 billion in the prior year third quarter, primarily due to unfavorable foreign currency translation. The Company achieved more than a four percent gain in price and product mix, which was mostly offset by a five percent (in tonnes) decline in sales volume. Higher shipments in the Americas were more than offset by lower demand in Europe due to slower macroeconomic conditions in that region.

Segment operating profit was $245 million in the quarter, down from $268 million in the third quarter of 2011. Higher sales prices offset the impact of cost inflation and lower global shipments. This was more than offset by higher manufacturing and delivery costs, primarily due to the Company’s actions to curtail production in Europe.

Financial highlights

The Company reported total debt of $3.893 billion and cash of $336 million at September 30, 2012. Net debt was $3.557 billion, a decrease of $126 million from the second quarter of 2012 and $275 million lower than the third quarter of 2011. The sequential decrease in net debt was primarily due to $171 million of free cash flow, partially offset by $50 million of unfavorable foreign currency translation. In the third quarter, the Company repaid $189 million in gross debt and repurchased $14 million of the Company’s outstanding shares. At the end of the third quarter, O-I’s leverage ratio (net debt to EBITDA) was 2.8 times, down from 3.0 times at the end of the prior year third quarter.

Asbestos-related cash payments during the third quarter and first nine months of 2012 were $28 million and $86 million, respectively, compared to $34 million and $102 million in the same periods last year.

Business outlook

Commenting on the Company’s business outlook for the fourth quarter of 2012, Stroucken said, “We are expecting higher year-over-year profit in South America due to stronger demand and efficiencies driven by our newly constructed furnace in southern Brazil. However, we will continue to balance production with lower demand in Europe, and this will likely lead to lower fourth quarter 2012 adjusted earnings for O-I. We are confident in our ability to generate at least $250 million of free cash flow this year and to maintain our focus on debt reduction.”

Stroucken continued, “During the next several years, we will be increasing the efficiency and capability of our European operations to better align our footprint with market and customer needs through investments and by addressing assets with higher cost structures.  We will execute in such a way to ensure that the phasing of these actions does not impede our ability to grow O-I’s free cash flow.”

Note 1:

The table below describes the items that management considers not representative of ongoing operations.

$ Millions, except per-share amounts

	Three months ended September 30
	2012		2011
	Earnings	EPS	Earnings	EPS
Earnings from Continuing Operations Attributable to the Company	$92	$0.55	$119	$0.72
Items that management considers not representative of ongoing operations consistent with Segment Operating Profit

Charges for restructuring and asset impairment	23	0.14	20	0.12

Adjusted Net Earnings	$115	$0.69	$139	$0.84

2

$ Millions, except per-share amounts

	Nine months ended September 30
	2012		2011
	Earnings	EPS	Earnings	EPS
Earnings from Continuing Operations Attributable to the Company	$348	$2.10	$273	$1.64
Items that management considers not representative of ongoing operations consistent with Segment Operating Profit
Charges for restructuring and asset impairment	23	0.14	28	0.17
Charges for note repurchase premiums and write-off of finance fees			24	0.15
Adjusted Net Earnings	$371	$2.24	$325	$1.96

Company profile

Owens-Illinois, Inc. (NYSE: OI) is the world’s largest glass container manufacturer and preferred partner for many of the world’s leading food and beverage brands. With revenues of $7.4 billion in 2011, the Company is headquartered in Perrysburg, Ohio, USA, and employs more than 24,000 people at 81 plants in 21 countries. O-I delivers safe, effective and sustainable glass packaging solutions to a growing global marketplace. For more information, visit www.o-i.com.

Regulation G

The information presented above regarding adjusted net earnings relates to net earnings attributable to the Company exclusive of items management considers not representative of ongoing operations and does not conform to U.S. generally accepted accounting principles (GAAP). It should not be construed as an alternative to the reported results determined in accordance with GAAP. Management has included this non-GAAP information to assist in understanding the comparability of results of ongoing operations. Management uses this non-GAAP information principally for internal reporting, forecasting, budgeting and calculating bonus payments. Further, the information presented above regarding free cash flow does not conform to GAAP. Management defines free cash flow as cash provided by continuing operating activities less capital spending (both as determined in accordance with GAAP) and has included this non-GAAP information to assist in understanding the comparability of cash flows. Management uses this non-GAAP information principally for internal reporting, forecasting and budgeting. Management believes that the non-GAAP presentation allows the board of directors, management, investors and analysts to better understand the Company’s financial performance in relationship to core operating results and the business outlook.

The Company routinely posts important information on its website — www.o-i.com/investors.

Forward looking statements

This news release contains “forward looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,”, “ensure”, “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward looking statements. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) foreign currency fluctuations relative to the U.S. dollar, specifically the Euro, Brazilian real and Australian dollar, (2) changes in capital availability or cost, including interest rate fluctuations, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including uncertainties related to the economic conditions in Europe and

3

Australia, the expropriation of the Company’s operations in Venezuela, disruptions in capital markets, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (4) consumer preferences for alternative forms of packaging, (5) fluctuations in raw material and labor costs, (6) availability of raw materials, (7) costs and availability of energy, including natural gas prices, (8) transportation costs, (9) the ability of the Company to raise selling prices commensurate with energy and other cost increases, (10) consolidation among competitors and customers, (11) the ability of the Company to acquire businesses and expand plants, integrate operations of acquired businesses and achieve expected synergies, (12) unanticipated expenditures with respect to environmental, safety and health laws, (13) the performance by customers of their obligations under purchase agreements, (14) the Company’s ability to further develop its sales, marketing and product development capabilities, (15) the Company’s success in implementing necessary restructuring plans and the impact of such restructuring plans on the carrying value of recorded goodwill, (16) the Company’s ability to successfully navigate the structural changes in Australia, and (17) the timing and occurrence of events which are beyond the control of the Company, including any expropriation of the Company’s operations, floods and other natural disasters, and events related to asbestos-related claims. It is not possible to foresee or identify all such factors. Any forward looking statements in this document are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward looking statements contained in this news release.

Conference call scheduled for October 25, 2012

O-I CEO Al Stroucken and CFO Steve Bramlage will conduct a conference call to discuss the Company’s latest results on Thursday, October 25, 2012, at 8:30 a.m., Eastern Time. A live webcast of the conference call, including presentation materials, will be available on the O-I website, www.o-i.com/investors, in the Presentations & Webcast section.

The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 8:20 a.m., Eastern Time, on October 25. Ask for the O-I conference call. A replay of the call will be available on the O-I website, www.o-i.com/investors, for 90 days following the call.

Contacts:	O-I, Erin Crandall, 567-336-2355 — Investor Relations
O-I, Stephanie Johnston, 567-336-7199 — Corporate Communications

Copies of O-I news releases are available on the O-I website at www.o-i.com.

O-I’s fourth quarter 2012 earnings conference call is currently scheduled for Thursday, January 31, 2013, at 8:30 a.m., Eastern Time.

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4

OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011 (a)	2012	2011 (a)

Net sales	$1,747	$1,862	$5,252	$5,540
Manufacturing, shipping and delivery expense	(1,405)	(1,475)	(4,156)	(4,455)

Gross profit	342	387	1,096	1,085

Selling and administrative expense	(131)	(138)	(410)	(426)
Research, development and engineering expense	(13)	(18)	(45)	(52)
Interest expense (b)	(61)	(70)	(187)	(246)
Interest income	2	2	7	8
Equity earnings	16	19	47	52
Royalties and net technical assistance	4	4	13	12
Other income	4	2	10	6
Other expense (c)	(36)	(40)	(55)	(66)

Earnings from continuing operations before income taxes	127	148	476	373

Provision for income taxes	(28)	(25)	(113)	(85)

Earnings from continuing operations	99	123	363	288

Loss from discontinued operations	(2)	(3)	(4)	(2)

Net earnings	97	120	359	286

Net earnings attributable to noncontrolling interests	(7)	(4)	(15)	(15)

Net earnings attributable to the Company	$90	$116	$344	$271

Amounts attributable to the Company:
Earnings from continuing operations	$92	$119	$348	$273
Loss from discontinued operations	(2)	(3)	(4)	(2)
Net earnings	$90	$116	$344	$271

Basic earnings per share:
Earnings from continuing operations	$0.55	$0.73	$2.11	$1.66
Loss from discontinued operations	(0.01)	(0.02)	(0.03)	(0.01)
Net earnings	$0.54	$0.71	$2.08	$1.65

Weighted average shares outstanding (000s)	164,800	163,812	164,614	163,602

Diluted earnings per share:
Earnings from continuing operations	$0.55	$0.72	$2.10	$1.64
Loss from discontinued operations	(0.01)	(0.02)	(0.03)	(0.01)
Net earnings	$0.54	$0.70	$2.07	$1.63

Diluted average shares (000s)	165,765	165,695	165,964	166,017

(a)

Amounts for the nine months ended September 30, 2011 reflect the retrospective application of the change in inventory method. The effect of this change is an increase in net earnings of $10 million, or $0.06 per diluted share. There is no effect of this change on the three months ended September 30, 2011.

(b)

Amount for the nine months ended September 30, 2011 includes charges of $25 million ($24 million after tax) for note repurchase premiums and the write-off of finance fees related to debt that was repaid prior to its maturity. The aftertax effect of this charge is a reduction in earnings per share of $0.15.

(c)

Amount for the three and nine months ended September 30, 2012 includes charges of $33 million ($23 million after tax amount attributable to the Company) for restructuring and asset impairments. The effect of this charge is a reduction in earnings per share of $0.14.

Amount for the three months ended September 30, 2011, includes charges of $29 million ($20 million after tax amount attributable to the Company) for restructuring and asset impairment. The effect of this charge is a reduction in earnings per share of $0.12.

Amount for the nine months ended September 30, 2011, includes charges of $41 million ($28 million after tax amount attributable to the Company) for restructuring and asset impairment. The effect of this charge is a reduction in earnings per share of $0.17.

OWENS-ILLINOIS, INC.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	Sept. 30, 2012	Dec. 31, 2011 (a)	Sept. 30, 2011 (a)
Assets
Current assets:
Cash and cash equivalents	$336	$400	$256
Short-term investments, at cost which approximates market			1
Receivables, less allowances for losses and discounts	1,133	1,158	1,218
Inventories	1,228	1,061	1,101
Prepaid expenses	91	124	112

Total current assets	2,788	2,743	2,688

Investments and other assets:
Equity investments	300	315	312
Repair parts inventories	148	155	163
Pension assets	120	116	60
Deposits, receivables and other assets	715	687	685
Goodwill	2,065	2,082	2,762

Total other assets	3,348	3,355	3,982

Property, plant and equipment, at cost	6,837	6,899	6,998
Less accumulated depreciation	4,102	4,022	4,067

Net property, plant and equipment	2,735	2,877	2,931

Total assets	$8,871	$8,975	$9,601

Liabilities and Share Owners’ Equity
Current liabilities:
Short-term loans and long-term debt due within one year	$356	$406	$345
Current portion of asbestos-related liabilities	165	165	170
Accounts payable	853	1,038	935
Other liabilities	664	636	663

Total current liabilities	2,038	2,245	2,113

Long-term debt	3,537	3,627	3,743
Deferred taxes	209	212	204
Pension benefits	792	871	530
Nonpension postretirement benefits	269	269	252
Other liabilities	370	404	412
Asbestos-related liabilities	220	306	204
Share owners’ equity:
The Company’s share owners’ equity:
Common stock	2	2	2
Capital in excess of par value	3,002	2,991	2,990
Treasury stock, at cost	(413)	(405)	(408)
Retained earnings (loss)	(35)	(379)	392
Accumulated other comprehensive loss	(1,270)	(1,321)	(987)

Total share owners’ equity of the Company	1,286	888	1,989
Noncontrolling interests	150	153	154

Total share owners’ equity	1,436	1,041	2,143

Total liabilities and share owners’ equity	$8,871	$8,975	$9,601

(a)

Amounts for December 31, 2011 and September 30, 2011 reflect the retrospective application of the change in inventory method. The effect of this change is an increase to Inventories and Retained earnings of $49 million for both periods.

OWENS-ILLINOIS, INC.

Condensed Consolidated Cash Flows

(Dollars in millions)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Cash flows from operating activities:
Net earnings	$97	$120	$359	$286
Loss from discontinued operations	2	3	4	2
Non-cash charges:
Depreciation	96	100	287	308
Amortization of intangibles and other deferred items	9	4	25	13
Amortization of finance fees and debt discount	8	8	24	24
Pension expense	25	25	69	69
Restructuring	33	29	33	41
Other	(8)	15	23	32
Pension contributions	(37)	(16)	(76)	(43)
Asbestos-related payments	(28)	(34)	(86)	(102)
Cash paid for restructuring activities	(7)	(14)	(47)	(27)
Other changes in non-current assets and liabilities	(20)	(35)	(59)	(87)
Change in components of working capital	55	(16)	(325)	(235)
Cash provided by continuing operating activities	225	189	231	281
Cash utilized in discontinued operating activities	(2)	(3)	(4)	(1)
Total cash provided by operating activities	223	186	227	280
Cash flows from investing activities:
Additions to property, plant and equipment	(54)	(51)	(178)	(204)
Acquisitions, net of cash acquired		(1)	(5)	(148)
Net cash proceeds related to sale of assets and other	29	1	49	1
Proceeds from collection of minority partner loan			9
Cash utilized in investing activities	(25)	(51)	(125)	(351)
Cash flows from financing activities:
Additions to long-term debt		109	119	1,560
Repayments of long-term debt	(147)	(205)	(275)	(1,849)
Increase (decrease) in short-term loans	(42)	(21)	(11)	40
Net receipts (payments) for hedging activity	(2)	(13)	25	(22)
Payment of finance fees				(18)
Dividends paid to noncontrolling interests	(1)	(1)	(24)	(32)
Treasury shares purchased	(14)		(14)
Issuance of common stock and other		3	1	5
Cash utilized in financing activities	(206)	(128)	(179)	(316)
Effect of exchange rate fluctuations on cash	8	(11)	13	3
Decrease in cash	—	(4)	(64)	(384)
Cash at beginning of period	336	430	400	640
Cash at end of period	$336	$426	$336	$256

OWENS-ILLINOIS, INC.

Consolidated Supplemental Financial Data

(Dollars in millions)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011 (a)	2012	2011 (a)

Net sales:

Europe	$652	$770	$2,088	$2,355
North America	513	497	1,511	1,466
South America	323	310	882	881
Asia Pacific	254	270	741	778

Reportable segment totals	1,742	1,847	5,222	5,480

Other	5	15	30	60

Net sales	$1,747	$1,862	$5,252	$5,540

Segment Operating Profit (b):

Europe	$74	$111	$289	$299
North America	75	67	249	180
South America	69	67	154	165
Asia Pacific	27	23	79	56

Reportable segment totals	245	268	771	700

Items excluded from Segment Operating Profit:
Retained corporate costs and other	(26)	(23)	(82)	(48)
Restructuring	(33)	(29)	(33)	(41)

Interest income	2	2	7	8
Interest expense	(61)	(70)	(187)	(246)
Earnings from continuing operations before income taxes	$127	$148	$476	$373

(a)

Amounts for the three months and nine months ended September 30, 2011 reflect the retrospective application of the change in inventory method and in the allocation of pension costs to the Company’s segments. The effect of these changes for the three months ended September 30, 2011 is a decrease in Segment Operating Profit of $1 million and a decrease in Retained corporate and other of $1 million. The effect of these changes for the nine months ended September 30, 2011 is an increase in Segment Operating Profit of $7 million and a decrease in Retained corporate costs and other of $3 million.

The following notes relate to Segment Operating Profit:

(b)

Segment Operating Profit consists of consolidated earnings before interest income, interest expense, and provision for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs.

The Company presents information on Segment Operating Profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital. The most directly comparable GAAP financial measure to Segment Operating Profit is earnings from continuing operations before income taxes. The Company presents Segment Operating Profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

A reconciliation from Segment Operating Profit to earnings from continuing operations before income taxes is included in the tables above.